EXHIBIT 16.1

Kabani & Company, Inc.
Certified Public Accountants
Los Angeles, California

August 8, 2013

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Sionix Corporation (the “Company”) Form 8-K/A dated August 7, 2013, and are in agreement with the statements relating only to Kabani & Company, Inc., CPAs, contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s /  Kabani & Company, inc.
Certified Public Accountants